Exhibit 99.1

The PMI Group, Inc.

NEWS RELEASE

Investor and media contacts:
Glen Corso / Matt Nichols
925.658.6429 / 925.658.6618

FOR IMMEDIATE RELEASE:

THE PMI GROUP, INC. REPORTS SECOND QUARTER 2004

NET INCOME PER SHARE OF $0.99

Walnut Creek, CA, August 5, 2004, — The PMI Group, Inc. (NYSE: PMI) (the “Company”) today announced that net income per share totaled $0.99 for the quarter ended June 30, 2004 and $2.22 for the six months ended June 30, 2004, compared to $0.77 and $1.77 for the same periods a year ago. Net income for the quarter and year to date totaled $96.7 million and $216.1 million respectively compared to $69.5 million and $159.1 million for the same periods a year ago.

The diluted weighted average common shares outstanding for the quarter and year to date totaled 97.4 million and 97.2 million respectively, compared to 89.7 million and 89.8 for the same periods a year ago. The increase reflects the issuance of 5.75 million shares in November 2003.

Second Quarter 2004 Highlights

•	Combined[1] insurance in force totaled $242.4 billion compared to $192.7 billion at June 30, 2003.

•	Consolidated net premiums earned grew 11.6 percent to $187.7 million compared to $168.2 million for the second quarter 2003

•	The second full quarter of PMI’s investment in FGIC yielded equity in earnings of $16.3 million, (after tax)

•	Net income from International Operations increased by $8.4 million to $25.0 million over the second quarter 2003 including $2.3 million attributable to changes in foreign currency exchange rates.

Combined new insurance written for the quarter and year to date was $22.1 billion and $42.3 billion respectively, compared to $25.1 billion and $42.9 billion for the same periods a year ago. Combined insurance in force at June 30, 2004 was $242.4 billion, compared to $192.7 billion at

[1]	“Combined” includes results from U.S. Mortgage Insurance Operations, CMG Mortgage Insurance Company (“CMG”), PMI Australia and PMI Europe.

June 30, 2003. The increase in combined insurance in force was the result of the increase of insurance in force for PMI Australia and PMI Europe’s acquisition of the U.K. lenders’ mortgage insurance portfolio from Royal & Sun Alliance (R&SA).

Consolidated net premiums written for the quarter and year to date totaled $190.9 million and $384.3 million respectively, compared to $175.1 million and $349.8 million for the same periods a year ago. The change was primarily the result of an increase in net premiums written for International Operations. Consolidated premiums earned for the quarter and year to date totaled $187.7 million and $373.0 million respectively, compared to $168.2 million and $344.2 million for the same periods a year ago. The increase for the quarter was a result of increases in premiums earned for U.S. Mortgage Insurance Operations and International Operations. The year to date increase was due primarily to the increase in premiums earned for International Operations.

Net investment income for the quarter and year to date totaled $43.6 million and $83.7 million respectively, compared to $34.1 million and $67.2 million for the same periods a year ago. The increases were a result of higher net investment income for U.S. Mortgage Insurance Operations and International Operations due primarily to an increase in the investment portfolio for each segment and municipal bond refundings of $1.7 million for the quarter and $1.9 million year to date.

Consolidated losses and loss adjustment expenses for the quarter and year to date totaled $56.5 million and $116.4 million respectively, compared to $56.2 million and $103.0 million for the same periods a year ago. The year to date increase was due primarily to the higher loss expenses incurred by U.S. Mortgage Insurance Operations.

Consolidated reserve for losses and loss adjustment expense totaled $357.0 million at June 30, 2004, compared to $346.9 million at December 31, 2003 and $340.1 million at June 30, 2003. The higher reserve totals were led by increases for U.S. Mortgage Insurance Operations and PMI Europe, with the latter due to the acquisition of the R&SA insurance portfolio.

Consolidated other underwriting and operating expenses for the quarter and year to date totaled $48.5 million and $97.3 million respectively, compared to $47.3 million and $83.6 million for the same periods a year ago. The increases for the quarter and year to date were due primarily to the higher expenses for U.S. Mortgage Insurance Operations and PMI Australia, partially offset by lower U.S. contract underwriting expenses.

Standard & Poor’s (S&P) announced several ratings actions for the Company and its subsidiaries during the quarter. S&P designated PMI Mortgage Insurance Ltd (PMI Australia) and PMI Mortgage Insurance Company Limited (PMI Europe) to be core businesses of the Company and affirmed their ratings at AA (stable outlook from negative). Further, S&P changed the debt ratings for The PMI Group, Inc. to A (stable) from A+ (negative) and the insurer financial strength rating for PMI Mortgage Insurance Co. from AA+ (negative) to AA (stable).

Moody’s Investors Service designated PMI Australia as a core business of the Company during the quarter and upgraded the rating to Aa2 (stable) from Aa3 (positive).

SECOND QUARTER SEGMENT HIGHLIGHTS

(Dollars in millions)	U.S. Mortgage Insurance Operations[2]	International Operations[3]	Financial Guaranty[4]	Other[5]	Total
Net premiums written	$147.4	$43.5	$—	$0.0	$190.9
Premiums earned	154.4	33.3	—	0.0	187.7
Equity in earnings	3.7	—	19.7	0.2	23.6
Total revenues	185.8	46.7	19.7	12.5	264.7
Losses, expenses and interest expense	98.8	10.9	—	26.5	136.2

Net income	$63.3	$25.0	$17.5	$(9.0)	$96.7

U.S. Mortgage Insurance Operations

U.S. Mortgage Insurance Operations had net income for the quarter and year to date of $63.3 million and $116.9 million respectively, compared to $55.9 million and $127.8 million for the same periods a year ago. The increase for the quarter primarily was the result of increases in premiums earned and net investment income partially offset by an increase in other underwriting and operating expenses. The year-to-date decrease in net income was due primarily to the increases in other underwriting and operating expenses, including a field operations restructuring charge of $2.6 million, and losses and loss adjustment expenses.

[2]	“U.S. Mortgage Insurance Operations” includes the results of PMI Mortgage Insurance Co. and affiliated U.S. reinsurance companies and equity in earnings from CMG.
[3]	“International Operations” includes the results of PMI Australia, PMI Europe and the results of operations in Hong Kong.
[4]	“Financial Guaranty” includes the equity in earnings from FGIC and RAM Re.
[5]	“Other” includes the results from the holding company, equity in earnings/losses from Select Portfolio Servicing, limited partnerships, PMI Mortgage Services Co., dormant insurance companies and the discontinued operations of APTIC.

U.S. Mortgage Insurance Operations reported net premiums written for the quarter and year to date of $147.4 million and $300.5 million respectively, compared to $142.2 million and $293.9 million for the same periods a year ago. Premiums earned for the quarter and year to date totaled $154.4 million and $303.4 million respectively, compared to $145.0 million and $301.5 million for the same periods a year ago. The increases in net premiums written and premiums earned were due primarily to the increase in the average premium rate as a result of a higher percentage of policies with deeper coverage, a higher percentage of policies on adjustable rate mortgages and a higher proportion of mortgages with higher loan to value ratios, all compared to the same period a year ago.

Net investment income for the quarter and year to date totaled $27.9 million and $52.4 million respectively, compared to $22.3 million and $45.5 million for the same periods a year ago. The increase was due primarily to the increase in the investment portfolio and municipal bond refundings.

The equity in earnings from CMG Mortgage Insurance Company for the quarter and year to date totaled $2.4 million (after tax) and $4.6 million (after tax) respectively, compared to $2.5 million (after tax) and $4.4 million (after tax) for the same periods a year ago.

Losses and loss adjustment expenses for the quarter and year to date totaled $55.8 million and $114.7 million respectively, compared to $55.7 million and $103.1 million for the same periods a year ago. The year to date increase was primarily the result of a $12.8 million increase in primary claims paid and a $3.9 million increase in additions to net loss reserves, partially offset by a decrease in real estate owned carrying costs and loss adjustment expense, with the latter caused by a reallocation to operating expenses of certain expenses previously classified as loss adjustment expenses commencing in the second quarter of 2003. The increase to the loss reserve balance at June 30, 2004 was due primarily to an expected higher proportion of delinquencies developing into claims.

Amortization of deferred policy acquisition costs for the quarter and year to date totaled $18.1 million and $37.5 million respectively, compared to $19.5 million and $39.0 million for the same periods a year ago. The deferred policy acquisition cost asset declined $9.8 million from December 31, 2003 as the amortization of deferred costs outpaced additions.

Other underwriting and operating expenses for the quarter and year to date totaled $23.8 million and $48.4 million respectively, compared to $18.9 million and $33.7 million for the same periods a year ago. The increase for the quarter was due primarily to the recognition of expenses previously deferred as acquisition costs and increased depreciation expense. The year to date increase was due primarily to: 2003 compensation and related expenses paid in the first quarter of 2004; the recognition of expenses previously deferred as acquisition costs; increases in depreciation, premium taxes, and insurance; and the reallocation of expenses previously recorded as loss adjustment expenses.

Over the course of 2004, the Company has and will consolidate certain field underwriting and sales offices and reduce the number of field personnel. The impact from consolidation is presently expected to result in annual pre-tax savings of approximately $5 million to $6 million beginning in 2005. Charges for the present value of the remaining lease obligations and severance expense that will be incurred throughout 2004 are expected to total $3 million to $4 million pre-tax. PMI incurred expenses of $1.1 million pre-tax and $2.6 million pre-tax for the quarter and year to date respectively, as changes related to this consolidation and reduction.

NEW INSURANCE WRITTEN

(Dollars in billions)	Q2 2004	YTD 2004	Q2 2003	YTD 2003
Domestic[6] new primary mortgage insurance written	$12.9	$22.7	$17.5	$31.2
Excluding CMG	11.4	20.2	15.7	27.9
Bulk transactions	1.0	1.3	3.2	3.9
Domestic mortgage pool insurance written	2.5	6.5	2.8	5.4

New insurance written for the quarter and year to date totaled $12.9 billion and $22.7 billion respectively, compared to $17.5 billion and $31.2 billion for the same periods a year ago. The decreases were due primarily to lower mortgage origination volume through June 30, 2004 and tighter spreads in the structured transactions market which drove lower bulk insurance writings.

PRIMARY MORTGAGE INSURANCE IN FORCE

(Dollars in billions)	as of 6/30/04	as of 12/31/03	as of 6/30/03
Domestic primary insurance in force	$117.6	$117.8	$115.2
Excluding CMG	104.2	105.2	103.5
Domestic primary risk in force	27.8	27.4	26.7
Excluding CMG	24.8	24.7	24.1
Domestic annual primary persistency rate	53.6%	45.1%	47.1%
Excluding CMG	52.8%	44.6%	46.3%

Domestic primary insurance in force totaled $117.6 billion, compared to $115.2 billion a year ago. The increase from June 30, 2003 was a result of new insurance written outpacing the cancellations of insurance over the previous twelve months. The domestic annual persistency rate increased to 53.6 percent as of June 30, 2004 from 45.1 percent as of December 31, 2003 and 47.1 percent as of June 30, 2003.

[6]	“Domestic” includes results from U.S. Mortgage Insurance Operations and CMG.

Pool risk in force as of June 30, 2004 was $2.5 billion, compared to $2.9 billion at December 31, 2003 and $2.8 billion at June 30, 2003.

DEFAULT RATE

	as of 6/30/04	as of 12/31/03	as of 6/30/03
Domestic primary mortgage insurance	3.94%	4.10%	3.75%
Excluding CMG	4.36%	4.53%	4.12%
Excluding CMG and bulk transactions	3.79%	3.89%	3.54%
Bulk transactions only	9.01%	9.45%	8.77%
Pool insurance	4.43%	4.36%	3.63%

At June 30, 2004, PMI’s primary insurance default rate, excluding CMG, was 4.36 percent compared to 4.53 percent at December 31, 2003 and 4.12 percent at June 30, 2003. The year-over-year increase was due to the 871 increase in delinquent loan inventory and the 26,385 decrease in policies in force.

At June 30, 2004, the default rate of PMI’s pool insurance portfolio was 4.43 percent compared to 4.36 percent at December 31, 2003 and 3.63 percent at June 30, 2003. The year over year increase in the delinquency rate was due primarily to the 49,680 decrease in pool insurance policies in force.

CLAIMS PAID – EXCLUDING CMG

(Dollars in millions)	Q2 2004	YTD 2004		Q2 2003	YTD 2003
Claims paid
Primary – traditional flow	$37.1	$68.7		$27.6	$53.4
Primary – bulk	14.0	26.4		17.8	28.9

Total primary	51.1	95.1		45.4	82.3
Total pool	3.9	8.2		4.7	8.0

Total claims paid	$55.0	$103.2	*	$50.1	$90.3

*	Total does not foot due to rounding

Primary claims paid for the quarter and year to date totaled $51.1 million and $95.1 million respectively, compared to $45.4 million and $82.3 million for the same periods a year ago. We believe the level of claims activity over the past twelve months was influenced by the age of our insurance portfolio and general economic conditions.

International Operations

International Operations reported net income for the quarter and year to date of $25.0 million and $52.0 million respectively, compared to $16.6 million and $30.7 million for the same periods a year ago, driven by a 53 percent year to date increase in net income from PMI Australia. The results of our International Operations are subject to fluctuations in the monthly average foreign currency exchange rate of the U.S. dollar with the Australian dollar and the Euro. The change in the monthly average foreign exchange rates from the second quarter and first six months of 2003 to the corresponding periods in 2004 favorably impacted our International Operations’ net income by $2.3 million and $7.7 million, respectively, due primarily to the appreciation in the Australian dollar.

In the second quarter of 2004, the Company initiated a foreign currency put option program designed to mitigate negative effects to net income due to a potential strengthening of the U.S. dollar relative to the Australian dollar and the Euro during the remainder of 2004. In the second quarter, the Company recorded in other income a net gain of $0.9 million related to the foreign currency put option program.

Net investment income for the quarter and year to date totaled $10.6 million and $22.5 million respectively, compared to $7.3 million and $13.2 million for the same periods a year ago. The increase was due primarily to the increase in the investment portfolios of PMI Australia and PMI Europe and an increase in the yield on investments in the PMI Australia investment portfolio.

Net income from PMI Australia for the quarter and year to date totaled $19.2 million and $39.5 million respectively, compared to $13.7 million and $25.8 million for the same periods a year ago. The increases were due primarily to increases in premiums earned, increases in net investment income and the strengthening of the Australian dollar versus the U.S. dollar.

Credit trends have remained favorable for PMI Australia. Losses and loss adjustment expenses for PMI Australia for the quarter and year to date totaled $0.2 million and $0.4 million respectively, compared to ($0.5) million and ($1.4) million for the same periods a year ago. The level of losses and loss adjustment expenses is the result of a low level of claims paid and the continued low delinquent loan inventory. Claims paid totaled $0.1 million and $0.3 million for the quarter and year to date respectively, compared to $0.7 million and $1.6 million for the same periods a year ago.

Premiums earned for PMI Australia for the quarter and year to date increased to $26.7 million and $55.6 million respectively, compared to $19.8 million and $37.1 million for the same periods a year ago, as a result of an increase in insurance in force and the strengthening of the Australian dollar versus the U.S. dollar.

Primary insurance in force for PMI Australia was $91.5 billion at June 30, 2004, compared to $87.9 billion at December 31, 2003 and $69.0 billion at June 30, 2003. Primary risk in force was $82.8 billion at June 30, 2004, compared to $79.3 billion at December 31, 2003 and $62.9 billion at June 30, 2003.

New insurance written for PMI Australia for the quarter and year to date totaled $8.7 billion and $16.9 billion respectively, compared to $5.1 billion and $9.2 billion for the same periods a year ago. PMI Australia’s primary new insurance written includes flow channel insurance and insurance on residential mortgage-backed securities, or RMBS. RMBS transactions include insurance on seasoned portfolios comprised of prime credit quality loans that have LTVs principally below 80 percent. RMBS new insurance written for the quarter and year to date totaled $3.7 billion and $6.6 billion respectively, compared to $1.6 billion and $2.8 billion for the same periods a year ago.

For PMI Europe, net income for the quarter and year to date totaled $4.3 million and $9.0 million respectively, compared to $1.5 million and $2.4 million for the same periods a year ago. Premiums earned for the quarter and year to date totaled $5.0 million and $10.4 million respectively, compared to $2.2 million and $3.0 million for the same periods a year ago. Insurance in force was $33.3 billion at June 30, 2004, compared to $31.6 billion at December 31, 2003 and $8.6 billion at June 30, 2003. Risk in force was $3.3 billion at June 30, 2004, compared to $3.1 billion at December 31, 2003 and $0.6 billion at June 30, 2003. The increases noted above were largely the result of the acquisition of the U.K. lenders’ mortgage insurance portfolio from R&SA.

Net premiums written for the quarter and year to date totaled $2.4 million and $5.2 million respectively, compared to $2.5 million and $3.3 million for the same periods a year ago. The increase in net premiums written was primarily a result of an increase in insurance in force.

PMI Europe has entered into four credit default swaps which are classified as derivative instruments. Other income totaled $1.3 million and $2.7 million for the quarter and year to date respectively and primarily relates to the change in the fair value of those instruments.

In the second quarter 2004, PMI Australia and PMI Europe were designated as core businesses of the Company by Standard & Poor’s. PMI Australia’s and PMI Europe’s ratings were affirmed at AA (stable) by Standard & Poor’s. Moody’s Investor Services also designated PMI Australia as a core business and upgraded PMI Australia’s rating to Aa2 (stable) from Aa3 (positive).

PMI’s Hong Kong reinsurance premiums earned for the quarter and year to date totaled $1.5 million and $3.5 million respectively, compared to $1.3 million and $2.5 million for the same periods a year ago. The increases were due primarily to an increase in mortgage origination activity in Hong Kong. PMI’s Hong Kong branch reinsures mortgage risk primarily for the Hong Kong Mortgage Corporation.

Financial Guaranty

Financial Guaranty, which includes the Company’s investments in FGIC and RAM Re, reported net income for the quarter and year to date of $17.5 million and $31.0 million respectively, compared to $0.8 million and $0.9 million for the same periods a year ago. The increase was largely the result of our 42 percent investment in FGIC, which closed in December 2003. For the quarter and year to date, the Company’s share of equity in earnings from FGIC totaled $16.3 million (after tax) and $29.0 million (after tax) respectively.

The Company’s equity in earnings from RAM Re for the quarter and year to date were $1.2 million (after tax) and $2.0 million (after tax) respectively, compared to $0.8 million (after tax) and $0.9 million (after tax) for the same periods a year ago. The increase was due primarily to increases in premiums earned and net investment income. The year to date increase was primarily the result of a $1.9 million charge in the first quarter of 2003 for other-than-temporary impairment to its investment portfolio. PMI reports equity in earnings from RAM Re on a one-quarter lag.

Other

The Other segment consists of revenues and expenses of the holding company, PMI Mortgage Services Co., equity earnings from Select Portfolio Servicing, Inc. (SPS), formerly Fairbanks Capital, certain limited partnerships, and for 2003 and the first quarter of 2004, the discontinued operations of APTIC. For the quarter the Other segment reported a net loss of $9.0 million compared to a net loss $3.7 million for the same period a year ago. Year to date, net income from the Other segment totaled $16.3 million compared to a net loss of $0.4 million for the same period a year ago. The decrease in net income for the second quarter of 2004 compared to the second quarter of 2003 was due primarily to the absence of net income from discontinued operations due to the sale of APTIC in the first quarter of 2004 and an increase in interest expense due to the November 2003 issuance of our hybrid income term securities to finance our FGIC investment. The year to date increase in net income from the Other segment was due to the gain on sale of APTIC in the first quarter of 2004 partially offset by the decrease in equity in earnings from SPS and the increase in interest expense previously referenced. On March 19, 2004, we completed the sale of APTIC, received $115.1 million in cash and recognized an after tax gain of $30.1 million. Post-closing adjustments on the sale have been finalized, with no adjustment to the recorded gain on the sale.

Equity in earnings of SPS for the quarter and year to date totaled $0.1 million (after tax) and $0.4 million (after tax) respectively, compared to a loss of $0.4 million (after tax) and earnings of $6.2 million (after tax) for the same periods a year ago. The year to date decline was largely the result of a decrease in servicing fee income and higher restructuring and legal expenses. As of June 30, 2004, the Company’s carrying value of its investment in SPS was $110.5 million compared to $110.7 million at March 31, 2004. The carrying value of SPS includes the Company’s share of net unrealized gains and losses in the SPS’s investment portfolio. The $0.2 million decline in the carrying value from March 31, 2004 is the result of the decline in the unrealized gains in SPS’s investment portfolio, partially offset by an increase in the undistributed earnings of SPS. In addition, the Company holds receivables of $45.7 million from SPS which is included in related party receivables.

Other income totaled $7.4 million and $14.6 million for the quarter and year to date, compared to $14.0 million and $24.6 million for the same periods a year ago. The decline was the result of a decline in contract underwriting volume.

Other underwriting and operating expenses for the quarter and year to date totaled $17.8 million and $35.1 million respectively, compared to $23.9 million and $41.3 million for the same periods a year ago. The level of expenses reflects lower contract underwriting expenses due to decreased volume partially offset by higher holding company expenses including compensation and interest expense. The higher interest expense is due to the issuance of our hybrid income term securities in November 2003 previously referenced.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE:PMI) headquartered in Walnut Creek, California is an international provider of credit enhancement products that promotes homeownership and facilitates mortgage transactions in the capital markets. Through its wholly owned subsidiaries and unconsolidated strategic investments, the Company offers residential mortgage insurance and credit enhancement products domestically and internationally as well as financial guaranty insurance and reinsurance.

The Company is an advocate of affordable housing and supports a number of organizations that foster greater access to affordable housing. The Company’s approach to affordable housing lending is to develop products and services that assist responsible borrowers who may not qualify for mortgage loans under traditional underwriting practices.

Cautionary Statement: Statements in this earnings press release that are not historical facts, and that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the Company’s field underwriting office consolidation. Readers are cautioned that these forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including, among others, refinements of our estimates of savings and charges as we implement the office consolidation, conditions affecting the Company’s mortgage insurance operations, the mortgage insurance industry, and general economic conditions. Risks and uncertainties that could affect the Company are discussed in our various Securities and Exchange Commission filings, including our Form 10-Q for the quarter ended March 31, 2004.

# # #

THE PMI GROUP, INC. AND SUBSIDIARIES

FINANCIAL RESULTS AND STATISTICAL INFORMATION FOR THE PERIOD ENDING JUNE 30, 2004

Contents

Consolidated Statements of Operations and Balance Sheets	Page 2

Business Segments Results of Operations - Three Months Ended June 30, 2004 and 2003	Page 3

Business Segments Results of Operations - Six Months Ended June 30, 2004 and 2003	Page 4

Business Segments Balance Sheets	Page 5

U.S. Mortgage Insurance Operations Analysis of Loss Reserves and Statistical Information	Page 6

U.S. Mortgage Insurance Operations and CMG Mortgage Insurance Company Statistical Information	Page 7

International Operations	Page 8

Appendix A - U.S. Mortgage Insurance Operations	Page 9

Appendix B - PMI International Supplemental Statistical Information	Page 10

Please refer to the following when noted:

(1)	The Company’s investments and equity earnings in unconsolidated subsidiaries include FGIC Corporation, SPS Holding Corp. (“SPS”) (formerly Fairbanks Capital Corp.), CMG, RAM Reinsurance, and other limited partnership interests. In December 2003, the Company completed its investment in FGIC, and the investment is accounted for under the equity method of accounting.

(2)	Company obligated mandatory redeemable preferred capital securities of the subsidiary trust holding solely junior subordinated deferrable interest debentures of the Company. Upon the adoption of Financial Interpretation Number (“FIN”) 46 in December 2003, the Company deconsolidated the trust subsidiary that issued the preferred securities. The underlying debentures issued by the holding company to the trust have been included in long term debt as of December 31, 2003.

(3)	The operating results of APTIC were reflected as discontinued operations in the fourth quarter of 2003 with prior period financial information reclassified accordingly. The Company completed its sale of APTIC in March 2004. Post-closing adjustments on the sale have been finalized and the Company does not anticipate adjusting its recorded gain on the sale.

(4)	U.S. Mortgage Insurance Operations include the operating results of PMI Mortgage Insurance Co. and affiliated U.S. mortgage insurance and reinsurance Companies. CMG and its affiliates are included under the equity method of accounting in equity earnings of unconsolidated subsidiaries.

(5)	International Operations include PMI Australia, PMI Europe and PMI’s Hong Kong reinsurance operations.

(6)	Financial Guaranty represents equity investments of FGIC and RAM Reinsurance.

(7)	The “Other” segment includes other income and related operating expenses of MSC; investment income, interest expense and corporate overhead of The PMI Group; the results of Commercial Loans Insurance Co. and WMAC Credit Insurance Corporation; equity in earnings from SPS; and the results from discontinued operations of APTIC.

(8)	The expense ratio is the ratio, expressed as a percentage, of the sum of amortization of policy acquisition costs and other underwriting expenses to net premiums written.

(9)	Pool insurance includes modified pool, GSE pool, old pool and all other pool insurance products for U.S. Mortgage Insurance Operations.

(10)	Statutory risk to capital ratio for PMI Mortgage Insurance Co.

(11)	The interim financial and statistical information contained in this material are unaudited. Certain prior year information has been reclassified to conform to the current quarters’ presentation.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)
Net premiums written	$190,876	$175,133	$384,280	$349,810

Revenues
Premiums earned	$187,663	$168,213	$372,965	$344,183
Net investment income	43,622	34,126	83,663	67,180
Equity in earnings of unconsolidated subsidiaries (1)	23,585	5,687	42,683	14,502
Net realized investment gains	68	2,066	1,343	3,356
Other income	9,798	14,351	18,649	25,070

Total revenues	264,736	224,443	519,303	454,291

Losses and expenses
Losses and loss adjustment expenses	56,532	56,179	116,352	102,971
Amortization of policy acquisition costs	21,244	22,043	44,339	43,888
Other underwriting and operating expenses	48,529	47,325	97,339	83,597
Field operations restructuring charge	1,089	—	2,599	—
Interest expense and distributions on mandatorily redeemable preferred securities (2)	8,822	5,653	17,337	10,688

Total losses and expenses	136,216	131,200	277,966	241,144

Income from continuing operations before income taxes	128,520	93,243	241,337	213,147
Income taxes from continuing operations	31,845	26,910	59,099	60,198

Income from continuing operations after income taxes	96,675	66,333	182,238	152,949

Income from discontinued operations before income taxes (3)	—	4,770	5,756	9,322
Income taxes from discontinued operations	—	1,646	1,958	3,206

Income from discontinued operations after income taxes	—	3,124	3,798	6,116

Gain on sale of discontinued operations, net of income taxes of $17,131 (3)	—	—	30,108	—

Net income	$96,675	$69,457	$216,144	$159,065

Diluted weighted average common shares outstanding (shares in thousands)	97,446	89,708	97,151	89,835

Diluted net income per share	$0.99	$0.77	$2.22	$1.77

CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003	June 30, 2003

	(Unaudited)		(Unaudited)
	(Dollars in thousands, except per share data)
Assets
Cash and investments, at fair value	$3,365,964	$3,202,881	$2,864,729
Investments in unconsolidated subsidiaries (1) (12)	955,577	937,846	331,695
Reinsurance recoverable and prepaid premiums	45,743	56,799	51,309
Deferred policy acquisition costs	91,816	102,074	91,573
Related party receivables	47,831	27,840	27,162
Other assets	347,647	348,987	358,207
Assets - discontinued operations (3)	—	117,862	103,685

Total assets	$4,854,578	$4,794,289	$3,828,360

Liabilities
Reserve for losses and loss adjustment expenses	$357,028	$346,939	$340,125
Unearned premiums	460,998	469,001	267,606
Long-term debt	819,543	819,543	422,950
Other liabilities	310,661	330,560	276,321
Liabilities - discontinued operations (3)	—	44,217	43,181

Total liabilities	1,948,230	2,010,260	1,350,183
Mandatorily redeemable preferred securities (2)	—	—	48,500

Shareholder’s equity	2,906,348	2,784,029	2,429,677

Total liabilities, mandatorily redeemable preferred securities and shareholders’ equity	$4,854,578	$4,794,289	$3,828,360

Book value per share	$30.28	$29.26	$27.35

2

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS RESULTS OF OPERATIONS

	U.S. Mortgage Operations (4)	International Operations (5)	Financial Guaranty (6)	Other (7)	Consolidated Total
	Three Months Ended June 30, 2004 (Unaudited)
	(Dollars in thousands)
Net premiums written	$147,407	$43,460	$—	$9	$190,876

Revenues
Premiums earned	$154,392	$33,255	$—	$16	$187,663
Net investment income	27,944	10,646	—	5,032	43,622
Equity in earnings of unconsolidated subsidiaries (1)	3,676	—	19,699	210	23,585
Net realized investment gains (losses)	(166)	377	—	(143)	68
Other income	(25)	2,399	—	7,424	9,798

Total revenues	185,821	46,677	19,699	12,539	264,736

Losses and expenses
Losses and loss adjustment expenses	55,755	777	—	—	56,532
Amortization of policy acquisition costs	18,109	3,135	—	—	21,244
Other underwriting and operating expenses	23,799	6,940	—	17,790	48,529
Field operations restructuring charge	1,089	—	—	—	1,089
Interest expense	17	60	—	8,745	8,822

Total losses and expenses	98,769	10,912	—	26,535	136,216

Income (loss) before income taxes	87,052	35,765	19,699	(13,996)	128,520
Income tax (benefit)	23,790	10,799	2,220	(4,964)	31,845

Net income (loss)	$63,262	$24,966	$17,479	$(9,032)	$96,675

Expense ratio (8)	28.4%	23.2%
Loss ratio	36.1%	2.3%
Combined ratio	64.5%	25.5%

	Three Months Ended June 30, 2003 (Unaudited)
	(Dollars in thousands)
Net premiums written	$142,238	$32,877	$—	$18	$175,133

Revenues
Premiums earned	$144,955	$23,237	$—	$21	$168,213
Net investment income	22,323	7,316	—	4,487	34,126
Equity in earnings of unconsolidated subsidiaries (1)	3,846	—	1,162	679	5,687
Net realized investment gains (losses)	2,016	(91)	—	141	2,066
Other income	5	310	—	14,036	14,351

Total revenues	173,145	30,772	1,162	19,364	224,443

Losses and expenses
Losses and loss adjustment expenses	55,653	526	—	—	56,179
Amortization of policy acquisition costs	19,536	2,507	—	—	22,043
Other underwriting and operating expenses	18,931	4,529	—	23,865	47,325
Interest expense and distributions on redeemable preferred securities (2)	49	—	—	5,604	5,653

Total losses and expenses	94,169	7,562	—	29,469	131,200

Income (loss) from continuing operations before income taxes	78,976	23,210	1,162	(10,105)	93,243
Income tax (benefit) from continuing operations	23,118	6,648	407	(3,263)	26,910

Income (loss) from continuing operations after income taxes	55,858	16,562	755	(6,842)	66,333

Income from discontinued operations before taxes (3)	—	—	—	4,770	4,770
Income taxes from discontinued operations	—	—	—	1,646	1,646

Income from discontinued operations after income taxes	—	—	—	3,124	3,124

Net income (loss)	$55,858	$16,562	$755	$(3,718)	$69,457

Expense ratio (8)	27.0%	21.4%
Loss ratio	38.4%	2.3%
Combined ratio	65.4%	23.7%

3

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS RESULTS OF OPERATIONS

	U.S. Mortgage Operations (4)	International Operations (5)	Financial Guaranty (6)	Other (7)	Consolidated Total
	Six Months Ended June 30, 2004 (Unaudited)
	(Dollars in thousands)
Net premiums written	$300,471	$83,783	$—	$26	$384,280

Revenues
Premiums earned	$303,415	$69,514	$—	$36	$372,965
Net investment income	52,402	22,453	—	8,808	83,663
Equity in earnings of unconsolidated subsidiaries (1)	7,004	—	34,627	1,052	42,683
Net realized investment gains (losses)	921	602	—	(180)	1,343
Other income	57	4,001	—	14,591	18,649

Total revenues	363,799	96,570	34,627	24,307	519,303

Losses and expenses
Losses and loss adjustment expenses	114,710	1,642	—	—	116,352
Amortization of policy acquisition costs	37,542	6,797	—	—	44,339
Other underwriting and operating expenses	48,429	13,807	—	35,103	97,339
Field operations restructuring charge	2,599	—	—	—	2,599
Interest expense	37	61	—	17,239	17,337

Total losses and expenses	203,317	22,307	—	52,342	277,966

Income (loss) from continuing operations before income taxes	160,482	74,263	34,627	(28,035)	241,337
Income tax (benefit) from continuing operations	43,612	22,269	3,633	(10,415)	59,099

Income (loss) from continuing operations after income taxes	116,870	51,994	30,994	(17,620)	182,238

Income from discontinued operations before taxes (3)	—	—	—	5,756	5,756
Income taxes from discontinued operations	—	—	—	1,958	1,958

Income from discontinued operations after income taxes	—	—	—	3,798	3,798

Gain on sale of discontinued operations, net of income taxes (3)	—	—	—	30,108	30,108

Net income	$116,870	$51,994	$30,994	$16,286	$216,144

Expense ratio (8)	28.6%	24.6%
Loss ratio	37.8%	2.4%
Combined ratio	66.4%	27.0%

	Six Months Ended June 30, 2003 (Unaudited)
	(Dollars in thousands)
Net premiums written	$293,926	$55,853	$—	$31	$349,810

Revenues
Premiums earned	$301,537	$42,603	$—	$43	$344,183
Net investment income	45,474	13,179	—	8,527	67,180
Equity in earnings of unconsolidated subsidiaries (1)	6,710	—	1,423	6,369	14,502
Net realized investment gains (losses)	1,537	250	—	1,569	3,356
Other income	174	310	—	24,586	25,070

Total revenues	355,432	56,342	1,423	41,094	454,291

Losses and expenses
Losses and loss adjustment expenses	103,106	(135)	—	—	102,971
Amortization of policy acquisition costs	39,011	4,877	—	—	43,888
Other underwriting and operating expenses	33,716	8,533	—	41,348	83,597
Interest expense and distributions on redeemable preferred securities (2)	74	—	—	10,614	10,688

Total losses and expenses	175,907	13,275	—	51,962	241,144

Income (loss) from continuing operations before income taxes	179,525	43,067	1,423	(10,868)	213,147
Income tax (benefit) from continuing operations	51,758	12,320	498	(4,378)	60,198

Income (loss) from continuing operations after income taxes	127,767	30,747	925	(6,490)	152,949

Income from discontinued operations before taxes (3)	—	—	—	9,322	9,322
Income taxes from discontinued operations	—	—	—	3,206	3,206

Income from discontinued operations after income taxes	—	—	—	6,116	6,116

Net income (loss)	$127,767	$30,747	$925	$(374)	$159,065

Expense ratio (8)	24.7%	24.0%
Loss ratio	34.2%	-0.3%
Combined ratio	58.9%	23.7%

4

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS BALANCE SHEETS

	U.S. Mortgage Insurance Operations (4)	International Operations (5)	Financial Guaranty (6)	Other (7)	Consolidated Total
	June 30, 2004 (Unaudited)
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$2,120,337	$842,675	$—	$402,952	$3,365,964
Investments in unconsolidated subsidiaries (1)	102,346	—	716,858	136,373	955,577
Reinsurance recoverable and prepaid premiums	30,007	15,736	—	—	45,743
Deferred policy acquisition costs	59,866	31,950	—	—	91,816
Related party receivables	2,011	—	—	45,820	47,831
Other assets	206,500	28,118	—	113,029	347,647

Total assets	$2,521,067	$918,479	$716,858	$698,174	$4,854,578

Liabilities
Reserve for losses and loss adjustment expenses	$334,744	$22,281	$—	$3	$357,028
Unearned premiums	179,851	281,109	—	38	460,998
Long-term debt	—	—	—	819,543	819,543
Other liabilities	123,526	57,034	9,301	120,800	310,661

Total liabilities	638,121	360,424	9,301	940,384	1,948,230

Shareholder’s equity	1,882,946	558,055	707,557	(242,210)	2,906,348

Total liabilities and shareholders’ equity	$2,521,067	$918,479	$716,858	$698,174	$4,854,578

	December 31, 2003
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$2,042,152	$836,570	$—	$324,159	$3,202,881
Investments in unconsolidated subsidiaries (1)	97,389	—	700,828	139,629	937,846
Reinsurance recoverable and prepaid premiums	39,774	17,025	—	—	56,799
Deferred policy acquisition costs	69,656	32,418	—	—	102,074
Related party receivables	1,698	—	—	26,142	27,840
Other assets	217,063	19,792	—	112,132	348,987
Assets - discontinued operations (3)	—	—	—	117,862	117,862

Total assets	$2,467,732	$905,805	$700,828	$719,924	$4,794,289

Liabilities
Reserve for losses and loss adjustment expenses	$325,262	$21,674	$—	$3	$346,939
Unearned premiums	181,854	287,099	—	48	469,001
Long-term debt	—	—	—	819,543	819,543
Other liabilities	160,959	52,067	6,085	111,449	330,560
Liabilities - discontinued operations (3)	—	—	—	44,217	44,217

Total liabilities	668,075	360,840	6,085	975,260	2,010,260

Shareholders’ equity	1,799,657	544,965	694,743	(255,336)	2,784,029

Total liabilities and shareholders’ equity	$2,467,732	$905,805	$700,828	$719,924	$4,794,289

	June 30, 2003 (Unaudited)
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$1,837,523	$632,200	$—	$395,006	$2,864,729
Investments in unconsolidated subsidiaries (1)	91,190	—	73,092	167,413	331,695
Reinsurance recoverable and prepaid premiums	39,042	12,267	—	—	51,309
Deferred policy acquisition costs	66,066	25,507	—	—	91,573
Related party receivables	2,802	—	—	24,360	27,162
Other assets	214,871	19,772	—	123,564	358,207
Assets - discontinued operations (3)	—	—	—	103,685	103,685

Total assets	$2,251,494	$689,746	$73,092	$814,028	$3,828,360

Liabilities
Reserve for losses and loss adjustment expenses	$321,137	$18,985	$—	$3	$340,125
Unearned premiums	79,709	187,854	—	43	267,606
Long-term debt	—	—	—	422,950	422,950
Other liabilities	152,153	26,107	4,530	93,531	276,321
Liabilities - discontinued operations (3)	—	—	—	43,181	43,181

Total liabilities	552,999	232,946	4,530	559,708	1,350,183

Mandatorily redeemable preferred securities (2)	—	—	—	48,500	48,500
Shareholders’ equity	1,698,495	456,800	68,562	205,820	2,429,677

Total liabilities, mandatorily redeemable securities and shareholders’ equity	$2,251,494	$689,746	$73,092	$814,028	$3,828,360

5

THE PMI GROUP, INC. AND SUBSIDIARIES

U.S. MORTGAGE INSURANCE OPERATIONS ANALYSIS OF LOSS RESERVE (4)

	June 30, 2004		March 31, 2004		June 30, 2003
	Loans in Default	Reserve for Losses	Loans in Default	Reserve for Losses	Loans in Default	Reserve for Losses
	(Dollars in thousands)
Primary insurance	35,232	$302,099	34,762	$301,615	34,361	$284,596
Pool insurance	16,804	32,645	16,810	32,637	15,559	36,541

Total	52,036	$334,744	51,572	$334,252	49,920	$321,137

Reconciliation of Reserve for Losses

	June 30, 2004	March 31, 2004	Reserve Change
	(Dollars in thousands)
Gross reserves:
Primary insurance	$302,099	$301,615	$484
Pool insurance	32,645	32,637	8

U.S. Mortgage Insurance operations gross loss reserves	334,744	334,252	492

Ceded Reserves:
Primary insurance	(2,684)	(2,769)	85
Pool insurance	(117)	(112)	(5)

Total ceded loss reserves	(2,801)	(2,881)	80

U.S. Mortgage Insurance operations net loss reserves	$331,943	$331,371	$572

U.S. MORTGAGE INSURANCE OPERATIONS STATISTICAL INFORMATION (4)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Primary new insurance written (in millions)	$11,407	$15,674	$20,205	$27,916

Primary new risk written (in millions)	$2,950	$3,622	$5,157	$6,462

Pool insurance written (in millions) (9)	$2,550	$1,998	$6,453	$4,174

Pool risk written (in millions) (9)	$64	$78	$139	$156

Product mix as a % of new insurance written:
97% LTV’s and above	9%	11%	10%	9%
95% LTV’s	31%	25%	32%	27%
90% LTV’s	40%	37%	40%	39%
95% LTV’s with >= 30% coverage	26%	19%	26%	20%
90% LTV’s with >= 25% coverage	33%	28%	33%	30%
ARMs	21%	12%	19%	10%
Monthlies	98%	91%	97%	92%
Refinances	34%	49%	34%	50%
Bulk transactions	9%	20%	7%	14%

Premiums Written (in thousands):
Gross premiums written	$188,745	$178,897	$381,587	$366,035
Ceded premiums, net of assumed premiums	(37,824)	(30,878)	(74,011)	(61,705)
Refunded premiums	(3,514)	(5,781)	(7,105)	(10,404)

Net premiums written	147,407	142,238	300,471	293,926
Change in unearned premiums	6,985	2,717	2,944	7,611

Net premiums earned	$154,392	$144,955	$303,415	$301,537

6

THE PMI GROUP, INC. AND SUBSIDIARIES

U.S. MORTGAGE INSURANCE OPERATIONS STATISTICAL INFORMATION (4)

	June 30, 2004	March 31, 2004	June 30, 2003
Primary insurance in force (in millions)	$104,206	$104,304	$103,506
Primary risk in force (in millions)	$24,802	$24,545	$24,089
Pool risk in force (in millions) (9)	$2,535	$2,565	$2,830
Risk-to-capital ratio (10)	8.6 to 1	8.8 to 1	10.3 to 1
Insured primary loans	807,822	816,624	834,207
Persistency	52.8%	47.8%	46.3%
Primary loans in default	35,232	34,762	34,361
Primary default rate	4.36%	4.26%	4.12%
Primary claims paid (year-to-date in thousands)	$95,066	$44,014	$82,328
Number of primary claims paid (year-to-date)	4,029	1,840	3,510
Average primary claim size (year-to-date in thousands)	$23.6	$23.9	$23.5
Percentage of NIW subject to captive reinsurance arrangements (year-to-date)	56.0%	55.0%	54.1%
Percentage of IIF subject to captive reinsurance arrangements (year-to-date)	52.2%	51.3%	46.9%

CMG MORTGAGE INSURANCE COMPANY STATISTICAL INFORMATION (4)

	June 30, 2004	March 31, 2004	June 30, 2003
Primary new insurance written (year-to-date in millions)	$2,544	$1,021	$3,308
Primary insurance in force (in millions)	$13,358	$12,735	$11,677
Primary risk in force (in millions)	$2,991	$2,824	$2,591
Insured primary loans	102,044	98,926	93,792
Persistency	61.0%	55.8%	55.9%
Primary loans in default	587	544	481
Primary default rate (year-to-date)	0.58%	0.55%	0.51%
Primary claims paid (year-to-date in thousands)	$2,665	$1,124	$1,172
Number of primary claims paid (year-to-date)	111	44	54
Average primary claims size (year-to-date in thousands)	$24.0	$25.5	$21.7

7

THE PMI GROUP, INC. AND SUBSIDIARIES

INTERNATIONAL OPERATIONS STATISTICAL INFORMATION (5)

	June 30, 2004	March 31, 2004	June 30, 2003
PMI Australia
Net premium written (year-to-date in thousands)	$74,169	$35,796	$49,621
Premium earned (year-to-date in thousands)	$55,590	$28,852	$37,062
Flow insurance written (year-to-date in millions)	$10,268	$5,276	$6,386
RMBS insurance written (year-to-date in millions)	6,648	2,987	2,845

Total new insurance written (year-to-date in millions)	$16,916	$8,263	$9,231
Insurance in force (in millions)	$91,467	$93,232	$68,954
Risk in force (in millions)	$82,764	$84,458	$62,913
Loans in default	1,276	1,309	1,660
Claims paid (year-to-date in thousands)	$280	$198	$1,591
Number claims paid (year-to-date)	26	14	136

PMI Europe
Net premium written (year-to-date in thousands)	$5,167	$2,725	$3,341
Premium earned (year-to-date in thousands)	$10,399	$5,369	$3,007
New credit default swap written (year-to-date in millions)	$2,603	$2,068	$2,483
New reinsurance written (year-to-date in millions)	$—	$—	$—
Insurance in force (in millions)	$33,346	$33,699	$8,586
Risk in force (in millions)	$3,251	$3,283	$599
Claims paid (year-to-date in thousands)	$651	$489	$—
Number claims paid (year-to-date)	51	31	—

8

THE PMI GROUP, INC. AND SUBSIDIARIES

APPENDIX A - U.S. MORTGAGE INSURANCE OPERATIONS STATISTICAL INFORMATION (4)

	6/30/2004	3/31/2004	12/31/2003	9/30/2003	6/30/2003
Primary insurance in force (in millions)
Flow	$92,968	$93,161	$93,279	$92,650	$92,433
Bulk	$11,238	$11,143	$11,962	$11,924	$11,073
Total	$104,206	$104,304	$105,241	$104,574	$103,506

Primary policies in force	807,822	816,624	827,225	829,064	834,207

Primary risk in force - credit score distribution
Flow 619-575	6.6%	6.8%	7.1%	7.3%	7.6%
574 or below	2.0%	2.1%	2.2%	2.3%	2.4%

Bulk 619-575	21.0%	21.3%	21.6%	22.2%	22.0%
574 or below	12.2%	12.7%	12.8%	12.8%	12.5%

Total 619-575	8.0%	8.3%	8.6%	8.9%	9.0%
574 or below	3.0%	3.1%	3.3%	3.4%	3.4%

Primary average loan size (in thousands)
Flow	$129.3	$128.1	$127.4	$126.2	$124.6
Bulk	$126.9	$124.9	$126.1	$125.8	$120.2
Total	$129.0	$127.7	$127.2	$126.1	$124.1

Loss severity - primary (quarterly)
Flow	83.0%	82.1%	81.6%	78.4%	80.8%
Bulk	83.5%	82.1%	83.4%	83.0%	84.5%
Total	83.1%	82.1%	82.2%	80.0%	82.2%

ALT-A primary insurance in force (in millions)

With FICO scores of 660 and above	$8,590	$7,623	$7,167	$6,570	$5,832
With FICO scores below 660	1,648	1,330	1,233	1,242	1,121

Total ALT-A Primary Insurance In force	$10,238	$8,953	$8,400	$7,812	$6,953

NEW INSURANCE WRITTEN AND INSURANCE IN FORCE ANALYSIS

	6/30/2004	3/31/2004	12/31/2003	9/30/2003	6/30/2003	3/31/2003	12/31/2002	9/30/2002
FICO > 700 and LTV > 80% (in millions)

Primary new insurance written (year to date)	$8,633	$3,826	$26,172	$20,317	$12,280	$5,737	$21,246	$15,169
Primary insurance in force	$43,640	$43,660	$43,800	$43,361	$43,354	$45,190	$46,470	$47,887

Total portfolio (in millions)

Primary new insurance written (year to date)	$20,205	$8,799	$57,301	$45,429	$27,916	$12,241	$47,803	$34,585
Primary insurance in force	$104,206	$104,304	$105,241	$104,574	$103,506	$105,518	$107,579	$109,629

FICO > 700 and LTV > 80% as a percentage of total portfolio

Primary new insurance written (year to date)	42.7%	43.5%	45.7%	44.7%	44.0%	46.9%	44.4%	43.9%
Primary insurance in force	41.9%	41.9%	41.6%	41.5%	41.9%	42.8%	43.2%	43.7%

9

THE PMI GROUP, INC. AND SUBSIDIARIES

APPENDIX B - INTERNATIONAL OPERATONS SUPPLEMENTAL STATISTICAL INFORMATION (5)

	6/30/04	3/31/04	12/31/03	9/30/03	6/30/03	3/31/03	12/31/02	9/30/02

PMI Australia

Loss ratio	0.7%	0.6%	1.7%	-33.2%	-2.4%	-5.4%	5.8%	19.1%

Expense ratio (8)	23.2%	25.1%	18.9%	20.5%	22.7%	27.2%	39.2%	27.0%

Pre-tax net income (in thousands)	$27,723	$29,192	$24,757	$29,956	$20,239	$17,412	$15,741	$11,576

PMI Europe

Loss ratio	11.7%	12.9%	7.7%	39.6%	46.4%	32.4%	32.5%	27.2%

Expense ratio (8)	48.1%	56.1%	2.6%	70.9%	23.4%	71.2%	28.7%	39.8%

Pre-tax net income (in thousands)	$6,556	$7,268	$8,159	$1,862	$1,689	$1,194	$1,247	$1,330

PMI Australia Claims Performance

Loans in arrears	1,276	1,309	1,207	1,422	1,660	1,789	2,173	2,165
Policies in force	$861,470	$822,467	$800,550	$778,415	$743,458	$735,200	$719,895	$713,786
Arrears percentage	0.15%	0.16%	0.15%	0.18%	0.22%	0.24%	0.30%	0.30%

Gross claims paid (in thousands)	$131	$258	$568	$975	$1,057	$1,500	$2,215	$2,945
Claim severity	13.9%	17.5%	17.4%	23.3%	20.1%	24.9%	23.3%	24.8%

PMI AUSTRALIA INSURANCE IN FORCE INFORMATION

	6/30/04
Insurance in force by LTV ($ in millions)

0 to 60%	$14,601	16.0%
60.01 to 70%	9,072	9.9%
70.01 to 80%	23,295	25.5%
80.01 to 85%	7,431	8.1%
85.01 to 90%	20,644	22.6%
90.01 to 95%	15,855	17.3%
95.01% +	569	0.6%

Total	$91,467	100.0%

Insurance in force by geographic location ($ in millions)

New South Wales	$33,798	37.0%
Queensland	16,068	17.6%
Victoria	14,314	15.6%
Western Australia	8,715	9.5%
South Australia	5,011	5.5%
Australian Capital Territory	1,599	1.7%
Tasmania	732	0.8%
Northern Territory	511	0.6%
New Zealand	10,719	11.7%

Total	$91,467	100.0%

Insurance in force by underwriting year ($ in millions)

Prior to 1998	$11,982	13.1%
1998	4,116	4.5%
1999	4,939	5.4%
2000	7,043	7.7%
2001	11,982	13.1%
2002	13,354	14.6%
2003	22,135	24.2%
2004	15,915	17.4%

Total	$91,467	100.0%

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